Angion Biomedica Corp.
Executive Separation Benefits Plan
(and Summary Plan Description)
Amended and Restated as of November 19, 2021
This Angion Biomedica Corp. Executive Separation Benefits Plan, as amended and restated (this “Plan”) is effective as of November 19, 2021 (the “Effective Date”). The purpose of this Plan is to provide severance benefits to certain employees of Angion Biomedica Corp. (the “Company”) whose employment with the Company is terminated both in connection with and outside of a Change in Control (as defined below).
This Plan is an employee welfare benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). This Plan document is also the summary plan description of this Plan. References in this Plan to “You” or “Your” are references to a Covered Employee (as defined below).
1.General Eligibility. The eligible employees in this Plan shall be employees of the Company who (i) are full time; (ii) are at the level of Vice President and above and (iii) provide services to the Company within the United States of America (the “Covered Employees”). Notwithstanding the foregoing, in the event that a Covered Employee is eligible to receive severance benefits pursuant to an individual agreement with the Company (an “Individual Agreement”) that are more favorable than the severance benefits provided hereunder, such Covered Employee shall receive the severance benefits under his or her Individual Agreement in lieu of the severance benefits provided hereunder.
2.Involuntary Termination Outside of a Change in Control Period. If you are a Covered Employee and you experience an Involuntary Termination other than during a Change in Control Period, then, subject to (i) your execution and delivery of a release of claims agreement in substantially the form attached as Appendix A hereto (a “Release”) that becomes effective and irrevocable on or before the Release Expiration Date (as defined below), (ii) your continued compliance with Section 16 below, (iii) if requested, your execution of a proprietary information and invention assignment agreement that assigns all intellectual property created by you during your employment to the Company, (iv) your assistance in fully transitioning your duties prior to the date of your termination and (v) your full cooperation in responding to other Company requests for information or actions during the remainder of your employment and during the Severance Period, then you shall be entitled to receive the following severance payments and benefits:
a.Severance. During the Severance Period, the Company shall continue to pay you your base salary at the rate in effect immediately prior to your date of termination. Such payments shall be made in accordance with the Company’s standard payroll practices, less applicable withholdings, beginning on the first payroll date following the date the Release becomes effective and irrevocable in accordance with Section 18 below, and with the first installment including any amounts that would have been paid had the Release been effective and irrevocable on your date of termination.
b.COBRA Premium Payment. If you timely elect to receive continued healthcare coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder (“COBRA”), the Company shall directly pay, or reimburse you for, the Company’s portion of the premium (at the same rates in effect on the date of termination) for you and your covered dependents through the earlier of (i) the end of the Severance Period and (ii) the date you and your covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s). Notwithstanding the foregoing, (i) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Code under Treasury Regulation Section 1.409A-1(a)(5), or (ii) the Company is otherwise unable to continue to cover you under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to you in substantially equal monthly installments. After the Company ceases to pay premiums pursuant to this Section 2(b), you may, if eligible, elect to continue healthcare coverage at your expense in accordance with the provisions of COBRA. You shall notify the Company immediately if you become covered by a group health plan of a subsequent employer.

3.Covered Termination During a Change in Control Period. If you experience a Covered Termination during a Change in Control Period, then subject to (i) your execution and delivery of a Release that becomes effective and irrevocable on or before the Release Expiration Date, (ii) your continued compliance with Section 16 below, (iii) if requested, your execution of a proprietary information and invention assignment agreement that assigns all intellectual property created by you during your employment to the Company and (iv) your assistance in fully transitioning your duties prior to the date of your termination, you shall be entitled to receive the following severance payments and benefits applicable to your position or designation:
a.Severance. During the Severance Period, the Company shall continue to pay you your base salary at the rate in effect immediately prior to your date of termination. Such payments shall be made in accordance with the Company’s standard payroll practices, less applicable withholdings, beginning on the first payroll date following the date the Release becomes effective and irrevocable in accordance with Section 18 below, and with the first installment including any amounts that would have been paid had the Release been effective and irrevocable on your date of termination.
b.Target Bonus. You shall be entitled to receive a bonus payment equal to your target annual bonus as of the date of the Covered Termination, multiplied by a fraction, the numerator of which is the number of months in the Severance Period and the denominator of which is 12, assuming achievement of performance goals at one hundred percent (100%) of target at the rate in effect immediately prior to your date of termination, payable in a cash lump sum, less applicable withholdings, on the first payroll date following the date the Release becomes effective and irrevocable becomes effective and irrevocable in accordance with Section 18 below.
c.COBRA Premium Payment. If you timely elect to receive continued healthcare coverage pursuant to the provisions of COBRA, the Company shall directly pay, or reimburse you for, the Company’s portion of the premium (at the same rates in effect on the date of termination) for you and your covered dependents through the earlier of (i) the end of the Severance Period and (ii) the date you and your covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s). Notwithstanding the foregoing, (i) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Code under Treasury Regulation Section 1.409A-1(a)(5), or (ii) the Company is otherwise unable to continue to cover you under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to you in substantially equal monthly installments. After the Company ceases to pay premiums pursuant to this Section 3(c), you may, if eligible, elect to continue healthcare coverage at your expense in accordance with the provisions of COBRA. You shall notify the Company immediately if you become covered by a group health plan of a subsequent employer.
d.Vesting Acceleration. Each outstanding and unvested equity award (excluding any such awards that vest in whole or in part based on the attainment of performance-vesting conditions), including, without limitation, each restricted stock award, stock option, restricted stock unit award and stock appreciation right, held by you shall automatically become vested and, if applicable, exercisable and any forfeiture restrictions or rights of repurchase thereon shall immediately lapse with respect to one hundred percent (100%) of the shares subject thereto (excluding any such awards that vest in whole or in part based on the attainment of performance-vesting conditions, which shall be governed by the terms of the applicable award agreement), as of immediately prior to your date of termination.
4.Definitions. For the purposes of this Plan, the following terms shall have the following meanings:
a.“Cause” shall mean any of the following: (i) your commission of any act or involvement in any situation, or occurrence, which brings you into widespread public disrepute, contempt, scandal or ridicule, or which justifiably shocks, insults or offends a significant portion of the community, or you being subject to publicity for any such conduct or involvement in such conduct; (ii) your failure to attempt in good faith to implement a clear and reasonable directive from the Company or to comply with any of the Company’s policies and procedures which failure is either material or occurs after written notice from the Company; (iii) your commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (iv) your attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (v) intentional, material violation of any contract or agreement between you and the Company (or any subsidiary thereof) or of any statutory duty owed to the Company; (vi) your unauthorized use or disclosure of the Company’s confidential information or trade secrets; (vii) an act by you which constitutes gross negligence, willful misconduct or insubordination in the course of employment; or (viii) your continued failure to perform the essential duties and responsibilities of your position, after having received notice of the deficiencies and having had 30 days to cure such defects in performance.
b.“Change in Control” shall have the meaning set forth in the Company’s 2021 Incentive Award Plan, as amended from time to time. Notwithstanding the foregoing, a “Change in Control” must also constitute a “change in control event” as defined in Treasury Regulation §1.409A-3(i)(5).
c.“Change in Control Period” means the period of time commencing on the closing of a Change in Control and ending on the twelve (12)-month anniversary of the Change in Control.
d.“Good Reason”, for each Covered Employee, means (i) a decrease in your base salary by more than 10%, (ii) a relocation of your primary work location by more than fifty (50) miles, (iii) a material decrease in your duties or responsibilities (but excluding a change in title or reporting relationship), or (iv) the Company’s failure to obtain an agreement from a successor to continue the Plan or to substitute for it a plan or other compensation arrangement that provides equivalent or greater benefits; provided, however, that to resign for Good Reason, you must (1) provide written notice to the Company’s General Counsel within thirty (30) days after the first occurrence of the event giving rise to Good Reason setting forth the basis for your resignation for Good Reason, (2) allow the Company at least thirty (30) days from receipt of such written notice to cure such event, and (3) if such event is not reasonably cured within such period, your resignation from all positions you then hold with the Company is effective not later than thirty (30) days after the expiration of the cure period.
e.“Involuntary Termination” means a Covered Employee’s termination by the Company without Cause or by the Covered Employee for Good Reason, and shall not include a termination for death or disability.
f.“Plan Administrator” means the Board of Directors of the Company (the “Board”), the Compensation Committee of the Board or any officer or group of officers designated by the Board to administer the Plan.
g.“Severance Period” shall, with respect to any Covered Employee, mean a duration equal to the period calculated by from the date of termination through (i) if such Involuntary Termination occurs outside a Change in Control Period, such anniversary of such termination date calculated as follows: twelve (12) months if the Covered Employee is the Company’s Chief Executive Officer, nine (9) months if the Covered Employee is a C-suite executive and reports directly to the Company’s Chief Executive Officer, and six (6) months for all other Covered Employees; and (ii) if such Involuntary Termination occurs during a Change in Control Period, such anniversary of such termination date calculated as follows: eighteen (18) months if the Covered Employee is the Company’s Chief Executive Officer, twelve (12) months if the Covered Employee is a C-suite executive and reports directly to the Company’s Chief Executive Officer, and nine (9) months for all other Covered Employees.
5.Taxes. All payments to be made under this Plan will be subject to appropriate tax withholding and other deductions.
6.Amendment of Plan. Prior to the consummation of a Change in Control, the Plan Administrator shall have the power to amend or terminate this Plan from time to time in its discretion and for any reason (or no reason). On or following the consummation of a Change in Control, the Plan may not be terminated or amended until the later of the first anniversary of the consummation of the Change in Control or the date all payments and benefits eligible to be received hereunder shall have been paid.
7.Claims Procedures.

a.Normally, you do not need to present a formal claim to receive benefits payable under this Plan.
b.If any person (the “Claimant”) believes that benefits are being denied improperly, that this Plan is not being operated properly, that fiduciaries of this Plan have breached their duties, or that the Claimant’s legal rights are being violated with respect to this Plan, the Claimant must file a formal claim, in writing, with the Plan Administrator. This requirement applies to all claims that any Claimant has with respect to this Plan, including claims against fiduciaries and former fiduciaries, except to the extent the Plan Administrator determines, in its sole discretion that it does not have the power to grant all relief reasonably being sought by the Claimant.
c.A formal claim must be filed within ninety (90) days after the date the Claimant first knew or should have known of the facts on which the claim is based, unless the Plan Administrator in writing consents otherwise. The Plan Administrator shall provide a Claimant, on request, with a copy of the claims procedures established under subsection (d).
d.The Plan Administrator has adopted procedures for considering claims (which are set forth in Appendix B), which it may amend from time to time, as it sees fit. These procedures shall comply with all applicable legal requirements. These procedures may provide that final and binding arbitration shall be the ultimate means of contesting a denied claim (even if the Plan Administrator or its delegates have failed to follow the prescribed procedures with respect to the claim such that the claim was deemed denied). The right to receive benefits under this Plan is contingent on a Claimant using the prescribed claims and arbitration procedures to resolve any claim.
8.Plan Administration.
a.The Plan Administrator is responsible for the general administration and management of this Plan and shall have all powers and duties necessary to fulfill its responsibilities, including, but not limited to, the discretion to interpret and apply this Plan and to determine all questions relating to eligibility for benefits. This Plan shall be interpreted in accordance with its terms and their intended meanings. However, the Plan Administrator and all Plan fiduciaries shall have the discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion they deem to be appropriate in their sole discretion, and to make any findings of fact needed in the administration of this Plan. The validity of any such interpretation, construction, decision, or finding of fact shall not be given de novo review if challenged in court, by arbitration, or in any other forum, and shall be upheld unless clearly arbitrary or capricious.
b.All actions taken and all determinations made in good faith by the Plan Administrator or by Plan fiduciaries will be final and binding on all persons claiming any interest in or under this Plan. To the extent the Plan Administrator or any Plan fiduciary has been granted discretionary authority under this Plan, the Plan Administrator’s or Plan fiduciary’s prior exercise of such authority shall not obligate it to exercise its authority in a like fashion thereafter.
c.If, due to errors in drafting, any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the Plan Administrator in its sole discretion, the provision shall be considered ambiguous and shall be interpreted by the Plan Administrator and all Plan fiduciaries in a fashion consistent with its intent, as determined in the sole discretion of the Plan Administrator. The Plan Administrator may amend this Plan retroactively to cure any such ambiguity.
d.No Plan fiduciary shall have the authority to answer questions about any pending or final business decision of the Company or any affiliate that has not been officially announced, to make disclosures about such matters, or even to discuss them, and no person shall rely on any unauthorized, unofficial disclosure. Thus, before a decision is officially announced, no fiduciary is authorized to tell any employee, for example, that the employee will or will not be laid off or that the Company will or will not offer exit incentives in the future. Nothing in this subsection shall preclude any fiduciary from fully participating in the consideration, making, or official announcement of any business decision.

e.This Section may not be invoked by any person to require this Plan to be interpreted in a manner inconsistent with its interpretation by the Plan Administrator or other Plan fiduciaries.
9.Funding and Payment of Benefits. This Plan shall be maintained in a manner to be considered “unfunded” for purposes of ERISA. The Company shall be required to make payments only as benefits become due and payable. No person shall have any right, other than the right of an unsecured general creditor against the Company, with respect to the benefits payable hereunder, or which may be payable hereunder, to any Covered Employee, surviving spouse or beneficiary hereunder. If the Company, acting in its sole discretion, establishes a reserve or other fund associated with this Plan, no person shall have any right to or interest in any specific amount or asset of such reserve or fund by reason of amounts which may be payable to such person under this Plan, nor shall such person have any right to receive any payment under this Plan except as and to the extent expressly provided in this Plan. The assets in any such reserve or fund shall be part of the general assets of the Company, subject to the control of the Company.
10.Plan Application. Unless you are eligible to receive severance benefits in connection with a Change in Control pursuant to an Individual Agreement that are more favorable than the severance benefits provided hereunder, this Plan shall be the only plan, agreement or arrangement with respect to which benefits may be provided to you upon a termination of your employment and supersedes all prior agreements, arrangements or related communications of the Company relating to separation benefits or accelerated vesting benefits on a Change in Control for the Covered Employees, whether formal or informal, or written or unwritten. However, if a prior plan or agreement requires the consent of the employee in order for such prior plan or agreement to be modified or amended or superseded by this Plan, such consent must be obtained from such employee in order for this Plan to supersede such prior plan or agreement. Subject to the foregoing, any benefits under this Plan will be provided to Covered Employees in lieu of benefits under any other separation plan or agreement.
11.Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Plan and agree expressly to perform any of the Company’s obligations under this Plan. For the avoidance of doubt, any successor to any affiliate of the Company, including without limitation, a successor to a subsidiary of the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise), to all or substantially all of such affiliate’s business and/or assets shall assume the obligations under this Plan and agree expressly to perform any of the Company’s obligations under this Plan as such obligations relate to the Covered Employees employed by the affiliate of the Company. For all purposes under this Plan, the term “Company” shall include any successor to the Company’s and/or Company’s affiliate’s business and/or assets which executes and delivers an assumption agreement or which becomes bound by the terms of the Plan by operation of law. All of your rights hereunder shall inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
12.Limitation On Employee Rights; At-Will Employment. This Plan shall not give any employee the right to be retained in the service of the Company or interfere with or restrict the right of the Company to discharge or retire the employee. All employees of the Company are employed at will.
13.No Third-Party Beneficiaries. This Plan shall not give any rights or remedies to any person other than Covered Employees (or their estates or beneficiaries, in the event of a Covered Employee’s death) and the Company.
14.Governing Law. This Plan is a welfare plan subject to ERISA and it shall be interpreted, administered, and enforced in accordance with that law. To the extent that state law is applicable, the laws of the state of California shall apply, excluding any that mandate the use of another jurisdiction’s laws.

15.No Assignment of Benefits. The rights of any person to payments or benefits under this Plan shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection shall be void.
16.Restrictive Covenants.
a.You hereby expressly confirm your continuing obligations to the Company pursuant to the confidentiality provisions of the Company’s Code of Conduct, the confidential information and inventions assignment agreement and/or other agreements regarding non-competition, non-solicitation, non-disparagement, confidentiality, assignment of inventions or other similar covenants between you and the Company (the “Restrictive Covenants”). In addition, without limiting the foregoing, you agree that you shall not disparage, criticize or defame the Company, its affiliates and their respective affiliates, directors, officers, agents, partners, stockholders, employees, products, services, technology or business, either publicly or privately. Nothing in this subsection (a) shall have application to any evidence or testimony required by any court, arbitrator or government agency.
b.Whistleblower Protections and Trade Secrets. Notwithstanding anything to the contrary contained herein, nothing in this Plan or the Restrictive Covenants prohibits you from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies). Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement: (i) you shall not be in breach of this Plan, and shall not be held criminally or civilly liable under any federal or state trade secret law (A) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (B) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney, and may use the trade secret information in the court proceeding, if you file any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.
17.Miscellaneous. Where the context so indicates, the singular will include the plural and vice versa. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Plan. Unless the context clearly indicates to the contrary, a reference to a statute or document shall be construed as referring to any subsequently enacted, adopted, or executed counterpart.
18.Section 409A.
a.Separation from Service. Notwithstanding any provision to the contrary in this Plan, no amount constituting deferred compensation subject to Section 409A of the Code shall be payable hereunder unless your termination of employment constitutes a “separation from service” with the Company within the meaning of Section 409A of the Code and the Department of Treasury regulations and other guidance promulgated thereunder (a “Separation from Service”).
b.Specified Employee. Notwithstanding any provision to the contrary in this Plan, if you are deemed at the time of your Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which you are entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of your benefits shall not be provided to you prior to the earlier of (A) the expiration of the six-month period measured from the date of your Separation from Service or (B) the date of your death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 18(b) shall be paid in a lump sum to you, and any remaining payments due under this Plan shall be paid as otherwise provided herein.

c.Expense Reimbursements and In-Kind Benefits. To the extent that any reimbursements or in-kind benefits provided pursuant to this Plan are subject to the provisions of Section 409A of the Code, any such reimbursements payable to you pursuant to this Agreement shall be paid to you no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed or in-kind benefits provided in one year shall not affect the amount eligible for reimbursement or in-kind benefits to be provided in any subsequent year, and your right to reimbursement or in-kind benefits under this Plan will not be subject to liquidation or exchange for another benefit.
d.Installments. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment.
e.Release. Notwithstanding anything to the contrary in this Plan, to the extent that any payments due under this Plan as a result of your termination of employment are subject to your execution and delivery of a Release, (i) if you fail to execute the Release on or prior to the Release Expiration Date (as defined below) or timely revoke your acceptance of the Release thereafter, you shall not be entitled to any payments or benefits otherwise conditioned on the Release, and (ii) in any case where your date of termination and the last day the Release may be considered or, if applicable, revoked fall in two separate taxable years, any payments required to be made to you that are conditioned on the Release and are treated as nonqualified deferred compensation for purposes of Section 409A of the Code shall be made in the later taxable year. For purposes hereof, “Release Expiration Date” shall mean (1) if you are under 40 years old as of the date of termination, the date that is seven (7) days following the date upon which the Company timely delivers the Release to you, or such shorter time prescribed by the Company, and (2) if you are 40 years or older as of the date of termination, the date that is twenty one (21) days following the date upon which the Company timely delivers the Release to you, or, if your termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty five (45) days following such delivery date. To the extent that any payments of nonqualified deferred compensation (within the meaning of Section 409A) due under this Agreement as a result of your termination of employment are delayed pursuant to this Section 18(e), such amounts shall be paid in a lump sum on the first payroll date following the date the Release becomes effective and irrevocable or, in the case of any payments subject to Section 18(e)(ii), on the first payroll date to occur in the subsequent taxable year, if later.
19.Limitation on Payments. Notwithstanding anything in this Plan to the contrary, if any payment or distribution you would receive pursuant to this Plan or otherwise (“Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall either be (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by you on an after-tax basis, of the largest payment, notwithstanding that all or some portion the Payment may be taxable under Section 4999 of the Code. The Company will select an adviser with experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax, provided, that the adviser’s determination shall be made based upon “substantial authority” within the meaning of Section 6662 of the Code to perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such adviser required to be made hereunder. The adviser shall provide its calculations to you and the Company within fifteen (15) calendar days after the date on which your right to a Payment is triggered (if requested at that time by you or the Company) or such other time as requested by the Company. Any good faith determinations of the adviser made hereunder shall be final, binding and conclusive upon you and the Company. Any reduction in payments or benefits pursuant to this Section 19 will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits payable to you.

20.Forfeiture and Repayment of Benefits. In the event that, within one year following your date of termination, the Company determines that during your employment with the Company, you engaged in conduct that would have constituted Cause for termination, (i) the Company shall have no further obligations under Sections 2 or 3 and you shall repay the Company any amounts previously paid by the Company pursuant to Sections 2 or 3; and (ii) all shares held by you that were subject to equity awards that became vested pursuant to Section 3 shall be automatically forfeited, and you shall pay the Company an amount equal to all proceeds received in connection with any sale or other disposition of any such shares.

APPENDIX A
This Release of Claims (“Release”) is entered into as of _________________, 20__, between [__________] (“Employee”) and Angion Biomedica Corp., a Delaware corporation (the “Company” and, together with Employee, the “Parties”), effective [eight days after]1 [as of] Employee’s signature hereto (the “Effective Date”)[, unless Employee revokes Employee’s acceptance of this Release as provided in Paragraph 1(c), below.]2
1.Employee’s Release of the Company Parties. Employee agrees not to sue, or otherwise file any claim against, the Company, TriNet Group, Inc. (“TriNet”), or their parent companies, subsidiaries or affiliates, and any of their respective successors, assigns, directors, officers, managers, employees, attorneys, insurers, or agents, each in their respective capacities as such (collectively, the “Company Parties”), for any reason whatsoever based on anything that has occurred at any time up to and including the execution date of this Release as follows:
(a)On behalf of Employee and Employee’s executors, administrators, heirs and assigns, Employee hereby releases and forever discharges the Company Parties, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which Employee now have or may hereafter have against any of the Company Parties by reason of any matter, cause, or thing whatsoever from the beginning of time through and including the execution date of this Release, including, without limiting the generality of the foregoing: any Claims arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Employee’s employment by the Company or the separation thereof, including without limitation any and all Claims arising under federal, state, or local laws relating to employment; any Claims of any kind that may be brought in any court or administrative agency; any Claims arising under the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefits Protection Act, the Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Civil Rights Act of 1866, Section 1981, 42 U.S.C. § 1981, the Family and Medical Leave Act of 1993, the Americans with Disabilities Act of 1990, the False Claims Act, the Employee Retirement Income Security Act, the Worker Adjustment and Retraining Notification Act, the Fair Labor Standards Act, the Sarbanes-Oxley Act of 2002, the National Labor Relations Act of 1935, the Uniformed Services Employment and Reemployment Rights Act of 1994, Fair Credit Reporting Act, the California Fair Employment and Housing Act, as amended, Cal. Lab. Code § 12940 et seq., the California Equal Pay Law, as amended, Cal. Lab. Code §§ 1197.5(a),199.5, the Moore-Brown-Roberti Family Rights Act of 1991, as amended, Cal. Gov’t Code §§12945.2, 19702.3, California Labor Code §§ 1101, 1102; the California WARN Act, California Labor Code §§ 1400 et. seq., California Labor Code §§ 1102.5(a),(b), Claims for wages under the California Labor Code and any other federal, state or local laws of similar effect, the employment and civil rights laws of California3, each of the foregoing as may have been amended, and any other federal, state, or local statute, regulation, ordinance, constitution, or order concerning labor or employment, termination of labor or employment, wages and benefits, retaliation, leaves of absence, or any other term or condition of employment; Claims for breach of contract; Claims for unfair business practices; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.
(b)Notwithstanding the generality of the foregoing, Employee does not release any Claims that cannot be released as a matter of law including, without limitation, (i) Employee’s right to file for unemployment insurance benefits; (ii) Employee’s right to file a charge of discrimination, harassment, interference with leave rights, failure to accommodate, or
1 NTD: Include if Employee is 40 or over.
2 NTD: Include if Employee is 40 or over.
3 NTD: To include applicable state statutes based on participant’s state of employment.
Appendix A-1

retaliation with the Equal Employment Opportunity Commission, the California Department of Fair Employment and Housing or similar local agency, or to cooperate with or participate in any investigation conducted by such agency; provided, however, that Employee hereby releases Employee’s right to receive damages in any such proceeding brought by Employee or on Employee’s behalf, (iii) Employee’s right to communicate directly with the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or similar agency, or to cooperate with or participate in any investigation by such agency; or (iv) Employee’s right to make any disclosure that are protected under the whistleblower provisions of applicable law. For the avoidance of doubt, Employee does not need to notify or obtain the prior authorization of the Company to exercise any of the foregoing rights. Furthermore, Employee does not release hereby any rights that he/she may have relating to (i) indemnification by the Company or its affiliates under any indemnification agreement with the Company, the Company’s Bylaws or any applicable law; (ii) coverage under any applicable directors’ and officers’ or other third-party liability insurance; (iii) Employee’s vested accrued benefits under the Company or TriNet’s respective benefits and compensation plans; and (iv) any severance payment entitlements to which Employee is specifically entitled to as of the date of termination pursuant to the Company’s Executive Change in Control Separation Benefits Plan (the “Severance Plan”).
(c)Employee acknowledges that Employee has been advised of and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:
“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”
Being aware of said section, Employee hereby expressly waives any rights Employee may have thereunder, as well as under any other statutes or common law principles of similar effect.
(d)[Employee acknowledges that the General Release of Claims set forth in Section 1(a) above includes a release of Claims under the Age Discrimination in Employment Act (the “ADEA Release”). In accordance with the Older Workers Benefit Protection Act, Employee acknowledge as follows:
(i)    Employee has been advised to consult an attorney of Employee’s choice before signing this Release and Employee either has so consulted with counsel or voluntarily decided not to consult with counsel;
(ii)    Employee has been granted [twenty-one (21)]4 days after Employee is presented with this Release to decide whether or not to sign it. Employee agrees that such period shall not be extended due to any material or immaterial changes to the Release. If Employee executes this Release prior to the expiration of such period, Employee does so voluntarily and after having had the opportunity to consult with an attorney, and hereby waives the remainder of the [twenty-one (21)] day period;
(iii)    Employee has carefully reviewed and considered and fully understand the terms set forth in this Release, including all exhibits hereto; and
    (iv)    Employee has the right to revoke Employee’s ADEA Release within seven (7) calendar days of signing this Release. If Employee wishes to revoke Employee’s ADEA Release, Employee must deliver written notice stating Employee’s intent to so revoke to [Insert Name], [Insert Address], on or before 11:59 p.m. P.T. on the seventh (7th) day after the date on which Employee signs this Release.]5
2.Employee Representations. Employee represents and warrants that:
4 NTD: To be updated to 45 days for a group termination.
5 NTD: Include if Employee is 40 or over.
2

(a)Employee has returned to the Company all Company property in Employee’s possession (other than any property that the Company has specifically permitted the Employee to keep following his termination date in writing), including without limitation, any cell phone, laptop computer or tablet;
(b)Employee is not owed wages, commissions, bonuses or other compensation, other than wages through the date of the termination of Employee’s employment and any accrued, unused vacation earned through such date, other than as set forth in the Severance Plan;
(c)During the course of Employee’s employment Employee did not sustain any injuries for which Employee might be entitled to compensation pursuant to worker’s compensation law or Employee has disclosed any injuries of which Employee is currently, reasonably aware for which Employee might be entitled to compensation pursuant to worker’s compensation law; and
(d)Employee has not initiated any adversarial proceedings of any kind against the Company or, in their capacities as such, against any other person or entity released herein, nor will Employee do so in the future, except as specifically allowed by this Release.
3.Restrictive Covenants; Cooperation. Employee reaffirms Employee’s continuing obligations under Section 16 of the Severance Plan. In addition, Employee shall cooperate with the Company and its affiliates, upon the Company’s reasonable request, with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters within the scope of Employee’s duties and responsibilities to the Company or its affiliates during Employee’s employment with the Company (including, without limitation, Employee being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which are or may have come into Employee’s possession during his employment); provided, however, that any such request by the Company shall not be unduly burdensome or interfere with Employee’s personal schedule or ability to engage in gainful employment.
4.Severability. The provisions of this Release are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.
5.Choice of Law. This Release shall in all respects be governed and construed in accordance with the laws of the State of [California]6, including all matters of construction, validity and performance, without regard to conflicts of law principles.
6.Integration Clause. This Release, and the Severance Plan contain the Parties’ entire agreement with regard to the separation of Employee’s employment, and supersede and replace any prior agreements as to those matters, whether oral or written. This Release may not be changed or modified, in whole or in part, except by an instrument in writing signed by Employee and a duly authorized officer or director of the Company.
7.Execution in Counterparts. This Release may be executed in counterparts with the same force and effectiveness as though executed in a single document. Facsimile signatures shall have the same force and effectiveness as original signatures.
8.Intent to be Bound. The Parties have carefully read this Release in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it is final and binding on all Parties.

6 NTD: To be Employee’s state of employment.
3

4

    IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed the foregoing on the dates shown below.

EMPLOYEE	ANGION BIOMEDICA CORP.

Name:	Name:
Title:	Title:
Date:	Date:

5

APPENDIX B
Detailed Claims And Arbitration Procedures
1.Claims Procedure
Claims for benefits under the Plan shall be administered in accordance with Section 503 of ERISA and the Department of Labor Regulations thereunder. The Plan Administrator shall make all determinations as to the rights of any Claimant. A Claimant may authorize a representative to act on his or her behalf with respect to any claim under the Plan.
Initial Claims
All claims shall be presented to the Plan Administrator in writing. Within ninety (90) days after receiving a claim, a claims official appointed by the Plan Administrator shall consider the claim and issue his or her determination thereon in writing. If the Plan Administrator or claims official determines that an extension of time is necessary, the claims official may extend the determination period for up to an additional ninety (90) days by giving the Claimant written notice indicating the special circumstances requiring the extension of time prior to the termination of the initial ninety (90) day period. Any claims that the Claimant does not pursue in good faith through the initial claims stage shall be treated as having been irrevocably waived.
Claims Decisions
If the claim is granted, the benefits or relief the Claimant seeks shall be provided. If the claim is wholly or partially denied, the claims official shall, within ninety (90) days (or a longer period, as described above), provide the Claimant with written notice of the denial, setting forth, in a manner calculated to be understood by the Claimant: (1) the specific reason or reasons for the denial; (2) specific references to the provisions on which the denial is based; (3) a description of any additional material or information necessary for the Claimant to perfect the claim, together with an explanation of why the material or information is necessary; and (4) an explanation of the procedures for appealing denied claims and time limits applicable to such procedures, including a statement of the Claimant’s right to submit a request for arbitration after the appeal is denied or deemed denied. If the Claimant can establish that the claims official has failed to respond to the claim in a timely manner, the Claimant may treat the claim as having been denied by the claims official.
Appeals of Denied Claims
Each Claimant shall have the opportunity to appeal the claims official’s denial of a claim in writing to an appeals official appointed by the Plan Administrator (which may be a person, committee, or other entity). A Claimant must appeal a denied claim within sixty (60) days after receipt of written notice of denial of the claim, or within sixty (60) days after it was due if the Claimant did not receive it by its due date. The Claimant shall have the opportunity to submit written comments, documents, records and other information relating to the Claimant’s claim. The Claimant (or the Claimant’s duly authorized representative) shall be provided upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim. The appeals official shall take into account during its review all comments, documents, records and other information submitted by the Clamant relating to the claim, without regard to whether such information was submitted or considered in the initial benefits review. Any claims that the Claimant does not pursue in good faith through the appeals stage, such as by failing to file a timely appeal request, shall be treated as having been irrevocably waived.
Appeals Decisions
The decision by the appeals official shall be made not later than sixty (60) days after the written appeal is received by the Plan Administrator, however, if the appeals official determines that an extension of time is necessary, the appeals official may extend the determination period for up to an
Appendix B-1

additional sixty (60) days by giving the Claimant written notice indicating the special circumstances requiring the extension of time prior to the termination of the initial sixty (60) day period.
However, if the appeals official is a committee that meets at least quarterly, then the decision by the appeals official shall be made not later than the date of the meeting that immediately follows the Plan’s receipt of an appeal request, unless the appeal request is filed within thirty (30) days preceding the date of such meeting. In such case, a benefit determination may be made by no later than the date of the second meeting following the Plan’s receipt of the appeal request. If special circumstances require a further extension of time for processing, a benefit determination shall be rendered no later than the third meeting of the appeals official following the Plan’s receipt of the appeal request. If such an extension of time for review is required, the appeals official shall provide the Claimant with written notice of the extension, describing the special circumstances and the date as of which the benefit determination will be made, prior to the commencement of the extension. The appeals official shall notify the Claimant of the benefit determination as soon as possible but not later than five (5) days after it has been made.
The appeal decision shall be in writing, shall be set forth in a manner calculated to be understood by the Claimant and shall include the following: (1) the specific reason or reasons for the denial; (2) specific references to the provisions on which the denial is based; (3) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim; and (4) a statement of the Claimant’s right to submit a request for arbitration and the deadline for doing so. If a Claimant does not receive the appeal decision by the date it is due, the Claimant may deem the appeal to have been denied. Subject to applicable law, any decision made in accordance with the claims procedures in this Appendix B is final and binding on all parties and shall be given the maximum possible deference allowed by law.
Procedures
The Plan Administrator shall adopt procedures by which initial claims shall be considered and appeals shall be resolved; different procedures may be established for different claims. All procedures shall be designed to afford a Claimant full and fair consideration of his or her claim and appeal.
Arbitration of Rejected Appeals
If a Claimant has pursued a claim through the appeal stage of these claims procedures, the Claimant may contest the actual or deemed denial of that claim through arbitration, as described below. In no event shall any denied claim be subject to resolution by any means (such as in a court of law) other than arbitration in accordance with the following provisions.
2.Arbitration Procedure
Request for Arbitration
A Claimant must submit a request for arbitration to the Plan Administrator within 60 days after receipt of the written denial of an appeal (or within sixty (60) days after he or she should have received the determination). The Claimant or the Plan Administrator may bring an action in any court of appropriate jurisdiction to compel arbitration in accordance with these procedures.
Applicable Arbitration Rules
If the Claimant has entered into a valid arbitration agreement with the Company, the arbitration shall be conducted in accordance with that agreement. If not, the rules set forth in the balance of this Appendix shall apply: The arbitration shall be held under the auspices of the Judicial Arbitration and Mediation Service (“JAMS”), whichever is chosen by the party who did not initiate the arbitration. Except as provided below, the arbitration shall be in accordance with JAMS’ then-current employment dispute resolution rules. The Arbitrator shall apply the Federal Rules of Evidence and shall have the
Appendix B-2

authority to entertain a motion to dismiss or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. The Federal Arbitration Act shall govern all arbitrations that take place under these Detailed Claims and Arbitration Procedures (or that are required to take place under them), and shall govern the interpretation or enforcement of these Procedures or any arbitration award. To the extent that the Federal Arbitration Act is inapplicable, California law pertaining to arbitration agreements shall apply.
Arbitrator
The arbitrator (the “Arbitrator”) shall be an attorney familiar with employee benefit matters who is licensed to practice law in the state in which the arbitration is convened. The Arbitrator shall be selected in the following manner from a list of eleven arbitrators drawn by the sponsoring organization under whose auspices the arbitration is being conducted and taken from its panel of labor and employment arbitrators. Each party shall designate all arbitrators on the list whom they find acceptable; the parties shall then alternately strike arbitrators from the list of arbitrators acceptable to both parties, with the party who did not initiate the arbitration striking first. If only one arbitrator is acceptable to both parties, he or she will be the Arbitrator. If none of the arbitrators is acceptable to both parties, a new panel of arbitrators shall be obtained from the sponsoring organization and the selection process shall be repeated.
Location
The arbitration will take place in or near the city in which the Claimant is or was last employed by the Company or in which the Plan is principally administered, whichever is specified by the Plan Administrator, or in such other location as may be acceptable to both the Claimant and the Plan Administrator.
Authority of Arbitrator
The Arbitrator shall have the authority to resolve any factual or legal claim relating to the Plan or relating to the interpretation, applicability, or enforceability of these arbitration procedures, including, but not limited to, any claim that these procedures are void or voidable. The Arbitrator may grant a Claimant’s claim only if the Arbitrator determines that it is justified because: (1) the appeals official erred on an issue of law; or (2) the appeals official’s findings of fact, if applicable, were not supported by substantial evidence. The arbitration shall be final and binding on all parties.
Limitation on Scope of Arbitration
The Claimant may not present any evidence, facts, arguments, or theories at the arbitration that the Claimant did not pursue in his or her appeal, except in response to new evidence, facts, arguments, or theories presented on behalf of the other parties to the arbitration. However, an arbitrator may permit a Claimant to present additional evidence or theories if the Arbitrator determines that the Claimant was precluded from presenting them during the claim and appeal procedures due to procedural errors of the Plan Administrator or its delegates.
Administrative Record
The Plan Administrator shall submit to the Arbitrator a certified copy of the record on which the appeals official’s decision was made. Each Claimant may only submit individual claims to the Arbitrator, and the Arbitrator may only review individual, not class, claims.
Experts, Depositions, and Discovery
Except as otherwise permitted by the Arbitrator on a showing of substantial need, either party may: (1) designate one expert witness; (2) take the deposition of one individual and the other party’s expert witness; (3) propound requests for production of documents; and (4) subpoena witnesses and documents relating to the discovery permitted in this paragraph.
Appendix B-3

Pre-Hearing Procedures
At least thirty (30) days before the arbitration hearing, the parties must exchange lists of witnesses, including any expert witnesses, and copies of all exhibits intended to be used at the hearing. The Arbitrator shall have jurisdiction to hear and rule on pre-hearing disputes and is authorized to hold pre-hearing conferences by telephone or in person, as the Arbitrator deems necessary.
Transcripts
Either party may arrange for a court reporter to provide a stenographic record of the proceedings at the party’s own cost.
Post-Hearing Procedures
Either party, on request at the close of the hearing, may be given leave to file a post-hearing brief within the time limits established by the Arbitrator.
Costs and Attorneys’ Fees
The Claimant and the Company shall equally share the fees and costs of the Arbitrator, except that the Claimant shall not be required to pay any of the Arbitrator’s fees and costs if such a requirement would make mandatory arbitration under these procedures unenforceable. On a showing of material hardship, the Company, in its discretion, may advance all or part of the Claimant’s share of the fees and costs, in which case the Claimant shall reimburse the Company out of the proceeds of the arbitration award, if any, that the Claimant receives. Each party shall pay its own costs and attorneys’ fees, except as required by applicable law.
Procedure for Collecting Costs From Claimant
Before the arbitration commences, the Claimant must deposit with the Plan Administrator his or her share of the anticipated fees and costs of the Arbitrator, as reasonably determined by the Plan Administrator. At least two weeks before delivering his or her decision, the Arbitrator shall send his or her final bill for fees and costs to the Plan Administrator for payment. The Plan Administrator shall apply the amount deposited by the Claimant to pay the Claimant’s share of the Arbitrator’s fees and costs and return any surplus deposit. If the Claimant’s deposit is insufficient, the Claimant will be billed for any remaining amount due. Failure to pay any amount within 10 days after it is billed shall constitute the Claimant’s irrevocable election to withdraw his or her arbitration request and abandon his or her claim.
Arbitration Award
The Arbitrator shall render an award and opinion in the form typically rendered in labor arbitrations. Within twenty (20) days after issuance of the Arbitrator’s award and opinion, either party may file with the Arbitrator a motion to reconsider, which shall be accompanied by a supporting brief. If such a motion is filed, the other party shall have twenty (20) days from the date of the motion to respond, after which the Arbitrator shall reconsider the issues raised by the motion and either promptly confirm or promptly change his or her decision. The decision shall then be final and conclusive on the parties. Arbitrator fees and other costs of a motion for reconsideration shall be borne by the losing party, unless the Arbitrator orders otherwise. Either party may bring an action in any court of appropriate jurisdiction to enforce an arbitration award. A party opposing enforcement of an arbitration award may not do so in an enforcement proceeding, but must bring a separate action in a court of competent jurisdiction to set aside the award. In any such action, the standard of review shall be the same as that applied by an appellate court reviewing the decision of a trial court in a nonjury trial.
Severability
The invalidity or unenforceability of any part of these arbitration procedures shall not affect the validity of the rest of the procedures.
Appendix B-4

APPENDIX C
ADDITIONAL INFORMATION
RIGHTS UNDER ERISA
As a participant in the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants will be entitled to:
Receive Information About Your Plan and Benefits
3.Examine, without charge, at the Company’s headquarters, all documents governing the Plan, if any, and a copy of the latest annual report (Form 5500 Series) filed by the Plan with U.S. Department of Labor and available at the Public Disclosure Room of the Pension and Welfare Benefit Administration.
4.Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.
5.Receive a summary of the Plan’s annual financial report, if any. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.
Prudent Actions by Plan Fiduciaries
In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including the Company, your union, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your right under ERISA.
Enforce Your Rights
If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules. Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents or the latest annual report from the Plan and do not receive them within thirty (30) days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits, which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. In addition, if you disagree with the Plan’s decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, you may file suit in Federal court. If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.
Appendix C-1

Assistance with Your Questions
If you have any questions about your Plan, you should contact the Plan Administrator. If you should have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N. W., Washington, D. C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

ADMINISTRATIVE INFORMATION
Name of Plan:	Angion Biomedica Corp. Executive Separation Benefits Plan
Plan Administrator and Sponsor:	Board of Directors Angion Biomedica Corp. 51 Charles Lindbergh Boulevard Uniondale, NY 1553 Tel: ([__]) [__]-[____]
Type of Administration:	Self-Administered
Type of Plan:	Severance Pay Employee Welfare Benefit Plan
Employer Identification Number:	[_____________]
Direct Questions Regarding the Plan to:	Board of Directors Angion Biomedica Corp. 51 Charles Lindbergh Boulevard Uniondale, NY 1553 Tel: ([__]) [__]-[____]
Agent for Service of Legal Process:	Human Resources Angion Biomedica Corp. 51 Charles Lindbergh Boulevard Uniondale, NY 1553 Tel: ([__]) [__]-[____] Service of Legal Process may also be made upon the Plan Administrator.
Plan Year End:	December 31
Plan Number:	[502]

Appendix C-2